                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (this "Agreement"), effective as of
May 8, 2001, between Hercules, Inc., a Delaware corporation (hereinafter called the "Company"), and William H. Joyce, a resident of Connecticut (hereinafter called "Executive").

                  The Company wishes to employ Executive as Chairman and Chief Executive Officer of the Company. Executive is willing to be so employed upon the terms and conditions set forth in this Agreement. In consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.

                                TERM OF AGREEMENT

         SECTION 1.01. Term. The term of this Agreement (the "Term") shall commence on May 8, 2001 (the "Effective Date") and shall terminate on the first to occur of the following dates:

                  (a) the date of Executive's death or adjudicated incompetency;

                  (b) the date on which Executive becomes "permanently and totally disabled" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended);

                  (c) the date on which Executive's employment is terminated by the Company with or without "Cause" (as defined in Section 4.01) or by Executive's resignation; and

                  (d) April 30, 2003.

         SECTION 1.02. Extension. The Term of this Agreement may be extended by mutual agreement of the Company and Executive.

         SECTION 1.03. Announcements. The Company shall issue a press release regarding the hiring of Executive as its Chief Executive Officer in a form mutually agreed by the Company and Executive.

                                   ARTICLE 2.

                               TERMS OF EMPLOYMENT

         SECTION 2.01. Position and Duties. During the Term, Executive shall serve as the Chief Executive Officer of the Company. Executive accepts employment on the terms and conditions contained herein. Executive has been appointed as a member of the Board of Directors of the Company (the "Board"). The Company shall nominate Executive for reelection to the Board at each annual meeting that occurs during the Term when his membership on the

Board would expire if he were not reelected. In addition, when Thomas L. Gossage ceases to serve as non-employee Chairman of the Board, Executive shall be appointed as Chairman of the Board, and shall continue to serve as such for the remainder of the Term, so long as he is a member of the Board.

         SECTION 2.02. Office and Staff. During the Term, the Company shall (i) maintain appropriately appointed executive offices for Executive at the Company's headquarters in Wilmington, Delaware from which Executive shall perform his duties; and (ii) provide Executive with executive secretarial and other administrative staff and services suitable to his offices and duties, staffed by persons approved by Executive.

         SECTION 2.03. Base Salary, Variable Compensation and Expenses.

                  (a) During the Term, Executive shall receive a base annual salary of One Million Dollars ($1,000,000) (the "Base Salary"), pro rated for any partial year, payable in equal monthly installments, subject to applicable tax withholdings, in accordance with the Company's normal payroll practices.

                  (b) During the Term, Executive shall be eligible to earn annual variable compensation ("Variable Compensation"), pro-rated for any partial year. For each year, Executive's target Variable Compensation shall be One Million Dollars ($1,000,000), with actual variable compensation being more or less than the target amount depending upon the achievement of the performance criteria referred to in this clause (b), and with such target amount pro-rated for any partial year. The Variable Compensation will be established and paid under the Company's Annual Management Incentive Compensation Plan or any successor thereto, with the performance criteria for the Variable Compensation being established by the Compensation Committee of the Board or another appropriate committee or outside directors, taking into account in good faith the recommendations of Executive with respect thereto.

                  (c) The Company shall promptly reimburse Executive for all ordinary, necessary, reasonable and proper business expenses actually incurred by Executive during the Term in connection with the performance and discharge of his duties and responsibilities under this Agreement in accordance with the policies and procedures established by the Company from time to time. Executive will not incur expenses other than in accordance with the Company's policies and procedures both as to the nature and amount of such expenses.

         SECTION 2.04. Stock Options. (a) The Company shall grant to Executive stock options to acquire 1,250,000 shares of the Company's common stock (the "Company Stock"), effective upon the execution of this Agreement, with a per-share exercise price equal to $12.00, the closing price of the Company's Stock on the New York Stock Exchange-Composite Transactions on May 8, 2001. Such stock options shall have a term of ten (10) years and shall vest and become exercisable upon the earliest of:

                  (i) any "Change in Control" of the Company (as defined in the Hercules Long Term Incentive Compensation Plan (the "LITP"));

                  (ii) the termination of Executive's employment by the Company other than for Cause;

                  (iii) the death or disability of the Executive; and

                  (iv) April 30, 2003.

            The foregoing stock options shall otherwise have the normal terms and conditions applicable to the stock options granted to other senior executives of the Company under the LTIP.

            (b) Executive shall receive further grants of stock options for each calendar year during the Term after 2001, at such times as the Company generally makes stock option grants to other employees of the Company, with the amounts and terms and conditions of such stock options being consistent with Executive's position as Chairman and Chief Executive Officer of the Company.

            (c) The Company intends to take such actions as may be reasonably practicable so that its ability to take federal income tax deductions with respect to the exercise of the options provided for above is not limited by the application of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). However, Executive acknowledges that it may not be feasible for the Company to preserve full deductibility, and he therefore agrees to cooperate with the Company in arranging to defer, under a mutually agreeable plan of deferred compensation, receipt of shares of the Company's common stock otherwise deliverable in connection with his exercise of such options (or cash, to the extent such options are phantom stock options) if and to the extent necessary to preserve such deductibility; provided, that in no event shall the period of any such deferral extend beyond the occurrence of a Change in Control of the Company unless Executive, in his sole discretion, agrees otherwise.

         SECTION 2.05. Qualified Plans. Executive shall be entitled to participate in each "pension plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended) (a "Pension Plan") sponsored by the Company that is intended to be qualified under Section 401(a) of the Code (each, a "Qualified Plan"), in which senior executives of the Company are entitled to participate. Each Qualified Plan shall recognize all of Executive's service with his prior employer for vesting purposes to the extent permitted by its terms, by applicable law and under the rules governing qualification under
Section 401(a) of the Code.

         SECTION 2.06. Non-Qualified Plans. Executive shall be entitled to participate in all Pension Plans sponsored by the Company that are not Qualified Plans (each, a "Non-Qualified Plan") to the same extent as other senior executives of the Company and shall be immediately vested in any benefit accrued by him thereunder, notwithstanding any vesting provisions of such Non-Qualified Plans. In addition, if any benefits that Executive accrues under any Qualified Plan are forfeited as a result of his having insufficient years of service that would not have been forfeited had such Qualified Plan recognized his years of service with his prior employer in full for purposes of vesting, Executive shall be entitled to receive such benefits under a Non-Qualified Plan or an individual non-qualified arrangement.

                                   ARTICLE 3.

                        CERTAIN BENEFITS; INDEMNIFICATION

         SECTION 3.01. Personal Benefits. During the Term:

                  (i) Executive shall be entitled to receive all fringe benefits and participate in all plans generally available to executive personnel of the Company, including without limitation, any hospital, medical, accident, disability, life insurance, and dental coverages. All such coverages shall be effective as of the Effective Date.

                  (ii) Executive will be entitled to the holidays observed by other employees of the Company.

                  (iii) Executive shall be entitled to such sick days and personal days as may be established by the Company for executives of the Company.

                  (iv) Executive shall be entitled to four (4) weeks of vacation per year.

                  (v) The Company shall provide Executive with an automobile of his selection for his exclusive business and personal use, primarily in Delaware and for travel from Delaware on Company business or to Connecticut, and pay all expenses of ownership, operation, repair and maintenance of such vehicle;

                  (vi) The Company shall pay for suitable housing for the Executive in the Wilmington, Delaware area.

                  (vii) Executive shall be entitled to receive paid transportation to and from Connecticut at such times as Executive shall determine, but not more frequently than one round trip per week and one round trip per holiday.

         SECTION 3.02. Indemnification. Anything in this Agreement to the contrary notwithstanding, the Company agrees to pay all costs and expenses incurred by Executive in connection with the enforcement of his rights and entitlements under this Agreement, unless the trier of fact in such matter finds that Executive's claim was brought or maintained in bad faith or was frivolous. In addition, Executive shall be indemnified and covered by liability insurance on the same terms and conditions as other senior executives of the Company with respect to his service as an employee of the Company and as other directors of the Company with respect to his service on the Board.

         SECTION 3.03. Reimbursement. The Company shall reimburse Executive up to $6,500 for expenses incurred in connection with the preparation and negotiation of this Agreement.

                                   ARTICLE 4.

                  TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL

         SECTION 4.01. Termination of Employment. In the event Executive's employment is terminated by the Company other than for Cause (as defined below) prior to a Change in Control, the Company shall pay to Executive, within five
(5) days after the date of termination, an amount equal to the Base Salary and Variable Compensation that Executive would have received, had he remained employed hereunder through April 30, 2003, assuming that the Base Salary continued to be paid at the rate in effect immediately before the date of termination and that the Variable Compensation was earned at the target rate, but in any event not less than Two Million Dollars ($2,000,000).

                  A termination of Executive's employment by the Company shall be considered to be for "Cause" under this Agreement if the Board terminates his employment based upon a determination that Executive has (i) engaged in serious misconduct in connection with the performance of his duties hereunder, (ii) willfully neglected his duties hereunder, or (iii) engaged in criminal conduct or other serious misconduct that is likely to be harmful to the business or reputation of the Company; provided, that if the foregoing actions or inactions on the part of Executive are capable of cure, the Board shall give Executive notice of the first occurrence thereof and five business days' opportunity to cure.

         SECTION 4.02. Change in Control. The consequences of the termination of Executive's employment after a Change in Control shall be governed by the provisions of a separate Change in Control Employment Agreement, to be entered into by the Company and Executive within 30 days after the execution of this Agreement (the "Change in Control Agreement"). The Change in Control Agreement shall provide for severance pay and benefits consisting of: (A) a cash lump sum payment (or other form of payment if the Company and Executive mutually agree) equal to three times the sum of (x) the Base Salary and (y) the annual target amount of the Variable Compensation, each as in effect immediately before the date of termination or, if higher, immediately before the Change in Control, and
(B) continuation of Executive's welfare benefits for a period of three years following the date of termination. The Change in Control Agreement shall also provide that if (1) the Change in Control occurs on or before April 30, 2002, and (2) in connection therewith, all or substantially all Company Stock is purchased for cash and all or substantially all employee stock options are cancelled in exchange for cash or for no consideration and without being replaced by comparable new stock options, then the Company shall pay the Executive, within five business days after the Change in Control, a cash payment equal to $3,000,000, less the excess (if any) of (a) the per share amount of the cash paid for the Company's Stock, over (b) $12.00, times 1,250,000. The provisions of the Change in Control Agreement (other than those providing the amount of the severance pay and benefits and for the payment described in the preceding sentence) shall otherwise be substantially similar to the Change in Control Employment Agreements currently in effect between the Company and its other senior executives, including without limitation a provision for a grossup payment with respect to any excise tax imposed under Section 4999 of the Code.

         SECTION 4.03. Resignation. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, unless otherwise requested by the Board, he shall immediately resign from the Board and from all boards of directors of subsidiaries and affiliates of the Company of which he may be a member. The Executive hereby agrees to execute any and all documentation of such resignations upon request by the Company, but he shall be treated for all purposes as having so resigned upon termination of his employment, regardless of when or whether he executes any such documentation.

                                   ARTICLE 5.

                               GENERAL PROVISIONS

         SECTION 5.01. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between any of them, and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

         SECTION 5.02. Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by any other party of any term or provision of this Agreement shall not operate as a waiver of any other breach of default.

         SECTION 5.03. Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one, or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

         SECTION 5.04. Notices. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

                  If to the Company:    Hercules, Inc.
                                        Hercules Plaza
                                        1313 North Market Street
                                        Wilmington, DE 19894
                                        Attention:

                  If to Executive:      William H. Joyce
                                        12 Shepard Hill Road
                                        Newtown, CT  06470
or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

         SECTION 5.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles. The parties agree to the jurisdiction of the Delaware courts and that proper venue of such courts is Wilmington.

         SECTION 5.06. Confidentiality. Executive shall keep confidential all proprietary and other information concerning the Company and its business, including but not limited to information concerning the Company's customers, vendors and others with whom it transacts business, its methods of operation and other trade secrets, its future plans and strategies, and any financial information concerning the Company (collectively, "Confidential Information"). The Employee agrees that all Confidential Information is the exclusive property of the Company and that Employee will not remove the originals or make copies of any Confidential Information without the Company's prior written consent. The Employee shall not use Confidential Information for any purposes other than to carry out his obligations under this Agreement and will not divulge Confidential Information to any other person or entity during or after the term of this Agreement without the Company's prior written consent, unless required by law or judicial or other process.

         SECTION 5.07. Descriptive Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 5.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Time.

                                            HERCULES, INC.


                                            By:
                                               ------------------------------
                                                Name:
                                                Title:



                                            EXECUTIVE


                                            ---------------------------------
                                            William H. Joyce